                                                                     EXHIBIT 3.2




================================================================================




                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                     FORD CREDIT AUTO RECEIVABLES TWO L.P.


                                 by and between


                    FORD CREDIT AUTO RECEIVABLES TWO, INC.,

                              as General Partner,

                                      and

                           FORD MOTOR CREDIT COMPANY,

                               as Limited Partner




                         Dated as of February 23, 1996





================================================================================

                               TABLE OF CONTENTS

                                                                                                                            Page
                                                                                                                            ----
                                                           ARTICLE I
                                                          DEFINITIONS

SECTION 1.1.     Capitalized Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
SECTION 1.2.     Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                                                           ARTICLE II
                                              FORMATION OF THE LIMITED PARTNERSHIP

SECTION 2.1.     Formation; Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
SECTION 2.2.     Name and Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
SECTION 2.3.     Purposes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
SECTION 2.4.     Term.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11

                                                          ARTICLE III
                                           REPRESENTATIONS, WARRANTIES AND COVENANTS
                                                     OF THE GENERAL PARTNER

SECTION 3.1.     Representations, Warranties and
                 Covenants of the General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                                           ARTICLE IV
                                            RIGHTS AND DUTIES OF THE GENERAL PARTNER

SECTION 4.1.     Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
SECTION 4.2.     Exculpation and Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 4.3.     Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 4.4.     Resignation of the General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 4.5.     Transfer of a General Partnership
                 Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 4.6.     No Partition or Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 4.7.     Rights to Call Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 4.8.     Execution of Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 4.9.     No Other Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 4.10.    No Priority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                                           ARTICLE V
                                           RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

SECTION 5.1.     No Participation in Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 5.2.     Other Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 5.3.     Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SECTION 5.4.     No Right to Property; No Priority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 5.5.     Voting Rights of Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                           ARTICLE VI
                                                     CAPITAL CONTRIBUTIONS

SECTION 6.1.     Limited Partner Contribution and
                 Partnership Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 6.2.     General Partner Contributions and
                 Partnership Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 6.3.     Restoration of Negative Capital Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 6.4.     Additional Capital Contributions and
                 New Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                                          ARTICLE VII
                                      CAPITAL ACCOUNTS, TAX ALLOCATIONS AND DISTRIBUTIONS

SECTION 7.1.     Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 7.2.     Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 7.3.     Other Allocation Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 7.4.     Tax Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 7.5.     Allocations of Excess Nonrecourse
                 Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 7.6.     Return of Capital    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 7.7.     Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 7.8.     Distributions upon Dissolution and
                 Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
SECTION 7.9.     Liability to Extent of Distributions
                 and Capital Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                                          ARTICLE VIII
                                             BANKING, ACCOUNTING, BOOKS AND RECORDS

SECTION 8.1.     Banking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
SECTION 8.2.     Maintenance of Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
SECTION 8.3.     Partnership Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
SECTION 8.4.     Designation of Tax Matters Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
SECTION 8.5.     Accrual Basis and Generally Accepted
                 Accounting Principles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                           ARTICLE IX
                                                      REPORTS TO PARTNERS

SECTION 9.1.     Independent Auditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
SECTION 9.2.     Reports to Current Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
SECTION 9.3.     Reports to Current and Former Partners.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                                           ARTICLE X
                                           TRANSFER OF LIMITED PARTNERSHIP INTERESTS;
                                                 WITHDRAWAL OF LIMITED PARTNERS

SECTION 10.1.    Admission and Substitution of
                 Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
SECTION 10.2.    Withdrawal of Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                           ARTICLE XI
                                           DISSOLUTION AND TERMINATION OF PARTNERSHIP

SECTION 11.1.    Dissolution Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 11.2.    Continuation of the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 11.3.    Status of Departing General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
SECTION 11.4.    Death, Insanity, etc., of
                 Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
SECTION 11.5.    Distribution upon Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
SECTION 11.6.    No Recourse Against the Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 11.7.    General Partner's Discretion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
SECTION 11.8.    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                                          ARTICLE XII
                                                       POWER OF ATTORNEY

SECTION 12.1.    Grant of Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 12.2.    Powers of Attorney Irrevocable and
                 Coupled With an Interest; Copies to be
                 Retained . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 12.3.    Survival of Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 12.4.    Limitation on Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                          ARTICLE XII
                                                           AMENDMENTS

SECTION 13.1.    Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                                          ARTICLE XIV
                                                    MISCELLANEOUS PROVISIONS

SECTION 14.1.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 14.2.    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 14.3.    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 14.4.    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 14.5.    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 14.6.    Non-Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 14.7.    Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 14.8.    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

SECTION 14.9.    Business Day . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 14.10.   Survivability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                 THIS AGREEMENT, made and entered into as of February 23, 1996 by and between Ford Credit Auto Receivables Two, Inc., a Delaware corporation, as General Partner, and Ford Motor Credit Company, a Delaware corporation, as Limited Partner, shall be and become the Agreement of Limited Partnership of Ford Credit Auto Receivables Two L.P., a Delaware limited partnership. Capitalized terms used herein shall have the meanings set forth in Article I hereof.

                 WHEREAS, the parties hereto desire to form a limited partnership in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended;

                 NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 SECTION 1.1. Capitalized Terms. For all purposes of this Agreement, the following terms shall have the meanings set forth below:

                 "Act" shall mean the Delaware Revised Uniform Limited Partnership Act, as amended, as in effect on the date hereof (currently Chapter 17 of Title 6, Sections 17-101 through 17-1111, of the Delaware Code) and as it may be amended hereafter, from time to time.

                 "Affiliate" shall mean, in respect of any specified Person (as defined below), any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with the specified Person. For purposes of this Agreement, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

                 "Agreement" shall mean this Agreement of Limited Partnership, as the same may be amended from time to time in accordance with the provisions hereof.

                 "Basic Documents" shall mean this Agreement, any Transfer and Servicing Agreement, Indenture, trust agreement, purchase agreement, administration agreement, Note depositary agreement and other agreements relating to the issuance of Notes, including the other documents and certificates delivered in connection with such agreements, as such agreements may be amended from time to time.

                 "Capital Account" shall mean the account established pursuant to Section 7.1 and the amount of any Partner's Capital Account shall be the amount determined in accordance with such Section 7.1.

                 "Capital Contributions" shall mean the total amount of cash (or the fair market value of property other than cash, reduced by any liabilities to which such property is subject) contributed by each Partner or, as the context may require, all Partners, in accordance with Article VI.

                 "Certificate of Limited Partnership" shall mean the Certificate of Limited Partnership of the Partnership executed by the General Partner and filed pursuant to Section 2.1.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended (or any successor law).

                 "Commission" shall mean the Securities and Exchange
Commission.

                 "Consent" shall mean either the written consent of a Person, or the affirmative vote of such Person at a meeting duly called and held pursuant to this Agreement, as the case may be, to permit the act or thing for which the Consent is solicited, or the act of granting such Consent, as the context may require. Reference to the Consent of a Requisite Portion or a stated percentage of Partnership Interests means the Consent of so many of the Partners whose combined Partnership Interests represent a Requisite Portion or at least such stated percentage of the total Partnership Interests of the Partners.

                 "control" shall have the meaning set forth in the definition of the term "Affiliate" above.

                 "Damages" shall have the meaning set forth in Section 4.2(a).

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

                 "Fiscal Year" shall mean, unless the General Partner shall at any time determine otherwise pursuant to the requirements of the Code, for each year, the period commencing on January 1 and ending on December 31, except that the initial fiscal year of the Partnership shall commence on the filing of a Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware and shall end as required pursuant to the Code.

                 "Ford" shall mean Ford Motor Company, a Delaware corporation.

                 "Ford Credit" shall mean Ford Motor Credit Company, a Delaware corporation.

                 "General Partner" shall mean Ford Credit Auto Receivables Two, Inc., a Delaware corporation, or any Substitute General Partner.

                 "Indemnified Parties" shall have the meaning set forth in
Section 4.2(a).

                 "Indenture" shall have the meaning set forth in Section
2.3(h).

                 "Independent Director" shall be an individual who is not at such time and shall not have been at any time during the preceding five years
(i) a director, officer or employee of Ford Credit or any of its subsidiaries or Affiliates, or of a major creditor thereof, or (ii) the beneficial owner at the time of such individual's appointment as an Independent Director or at such time thereafter while serving as an Independent Director, of more than 1,000 shares in the aggregate of all classes of common stock of Ford, or if greater, such number of such shares the value of which constitutes more than 10% of such individual's net worth. The term "major creditor" shall mean a financial institution to which Ford Credit has outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Director adversely to the interests of the corporation when its interests are adverse to those of Ford Credit.

                 "Investment Company" shall mean any Person that is an "investment company" as defined in the Investment Company Act and is not exempt from the provisions of the Investment Company Act.

                 "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

                 "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

                 "Limited Partner" shall mean Ford Credit and any other Person who is admitted as an additional Limited Partner or a Substitute Limited Partner.

                 "Liquidation Period" shall mean the period beginning on the date of the occurrence of any event set forth in Section 11.1 and ending on the date on which the General Partner shall certify to the Partners that the assets of the Partnership have been fully liquidated in accordance with this Agreement.

                 "Liquidator" shall have the meaning set forth in Section
11.5(a).

                 "major creditor" shall have the meaning set forth in the definition of the term "Independent Director" above.

                 "Minimum Gain" shall have the meaning set forth in Section 7.2(d).

                 "Moody's" shall mean Moody's Investors Service, Inc.

                 "Notes" shall have the meaning set forth in Section 2.3(f).

                 "Organizational Expenses" shall mean all costs and expenses incurred in the organization of the Partnership, including, without limitation, legal, accounting, printing, consultation, travel, administrative and filing fees and expenses.

                 "Partner" or "Partners" shall mean each, any or all of the General Partner and the Limited Partners, as the context requires.

                 "Partnership" shall mean the limited partnership which is being formed pursuant to this Agreement.

                 "Partnership Interest" shall mean a Partner's percentage ownership interest in the Partnership at any time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and of the Act.

                 "Person" shall mean any individual, entity, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or governmental agency or subdivision.

                 "Rating Agency" shall mean, with respect to any outstanding series or class of Notes, each statistical rating agency selected by the Partnership to rate such series or class of Notes.

                 "Rating Agency Condition" shall mean, with respect to any action, that each Rating Agency shall have notified the Partnership and the servicer and the trustees under the related Transfer and Servicing Agreements and Indentures in writing that such action will not result in a reduction or withdrawal of the rating of any outstanding series or class of Notes with respect to which it is a Rating Agency.

                 "Rating Event" shall mean the earlier to occur of (i) the downgrading of Ford Credit's short-term unsecured debt to or below (A) A-2 by S&P or (B) P-2 by Moody's or (ii) the downgrading of Ford Credit's senior long-term debt to or below (A) A- by S&P or (B) A3 by Moody's, and shall be deemed to exist only for so long as (x) Ford Credit's short-term unsecured debt is rated at or below (A) A-2 by S&P or (B) P-2 by Moody's or (y) Ford Credit's senior long-term debt is rated at or below (A) A- by S&P or (B) A3 by Moody's.

                 "Receivables" shall have the meaning set forth in Section
2.3(a).

                 "Requisite Portion" shall mean 66-2/3% of the applicable Partnership Interests, but in no event fewer than two Partners (unless there is only one Limited Partner or one General Partner, in which event it shall mean all of the applicable Partnership Interests).

                 "S&P" shall mean Standard & Poor's Ratings Services.

                 "Securities Act" shall mean the Securities Act Of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

                 "Service" shall mean the Internal Revenue Service.

                 "Substitute General Partner" shall mean a Person who is a permitted transferee of all of the Partnership Interest of the existing General Partner and who is admitted as a Substitute General Partner in accordance with the provisions of Sections 4.5 and 11.2.

                 "Substitute Limited Partner" shall mean a Person who is a permitted transferee of all or any portion of the Partnership Interest of an existing Limited Partner and who is admitted as a Substitute Limited Partner in accordance with the provisions of Section 10.1.

                 "Tax Matters Partner" shall have the meaning set forth in
Section 8.4.

                 "Tax Returns" shall have the meaning set forth in Section 8.3.

                 "Transfer and Servicing Agreements" shall have the meaning set forth in Section 2.3(c).

                 "Treasury Regulations" shall mean regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

                 "Trusts" shall have the meaning set forth in Section 2.3(c).

                 SECTION 1.2.  Other Definitional Provisions.

                 (a) All terms in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

                 (b) As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained in this Agreement or in any such certificate or other document shall control.

                 (c) The words "hereof", "herein", "hereunder", and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified; and the term "including" shall mean "including without limitation".

                 (d) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

                 (e) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

                                   ARTICLE II

                      FORMATION OF THE LIMITED PARTNERSHIP

                 SECTION 2.1. Formation; Filings. Pursuant to the Act and in accordance with the further terms and provisions hereof, the parties hereto hereby agree to form a limited partnership. Promptly following the execution hereof, the General Partner shall execute or cause to be executed a Certificate of Limited Partnership of the Partnership, and shall execute or cause to be executed for itself and, pursuant to the power of attorney granted in Section 12.1, on behalf of each Limited Partner all other instruments, certificates, notices and documents, and shall do or cause to be done all such filings, recordings, publications and other acts as may be necessary or appropriate from time to time to comply with all applicable requirements for the formation and/or operation and, when appropriate, termination of a limited partnership in the State of Delaware and all other jurisdictions where the Partnership shall desire to conduct its business.

                 SECTION 2.2.  Name and Office.

                          (a)  The name of the Partnership shall be "Ford
Credit Auto Receivables Two L.P." and its business shall be carried on in this name with such variations and changes as the General Partner in its sole judgment deems necessary or appropriate to comply with any legal or other requirements of the jurisdictions in which operations are conducted.

                          (b)  The Partnership and the General Partner shall
maintain their principal office at The American Road, Dearborn, Michigan 48121 or at such other location as the General Partner may from time to time select. The General Partner will notify the Limited Partners of any change in the location of the principal office of the General Partner or the Partnership.

                          (c)  The registered office of the Partnership within
the State of Delaware is located at the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership at such address is The Corporation Trust Company.

                 SECTION 2.3. Purposes. The limited purposes for which the Partnership is organized are:

                 (a) to acquire from time to time all right, title and interest in and to receivables or leases arising out of or relating to the sale or lease of new or used motor vehicles and farm or industrial equipment, including automobiles, light and heavy duty trucks, tractors and recreational vehicles, monies due thereunder, security interests in the motor vehicles or equipment financed thereby, proceeds from claims on insurance policies related thereto, and related rights (collectively, "Receivables");

                 (b) to acquire, own, hold, service, sell, assign, pledge and otherwise deal with the Receivables, collateral securing the Receivables, related insurance policies, agreements with motor vehicles or equipment dealers or lessors or other originators or servicers of Receivables and any proceeds or further rights associated with any of the foregoing;

                 (c) to transfer Receivables to trusts (the "Trusts") pursuant to one or more pooling and servicing agreements, transfer and servicing agreements or other agreements (the "Transfer and Servicing Agreements") to be entered into by and among, among others, the Partnership, the trustees named therein and any entity acting as servicer of the Receivables;

                 (d) to authorize, sell and deliver any class of certificates or other securities issued by the Trusts under the related Transfer and Servicing Agreements;

                 (e) to acquire from Ford Credit or Ford Credit Auto Receivables Corporation or any Affiliate thereof certificates issued by one or more trusts to which Ford Credit or Ford Credit Auto Receivables Corporation or any Affiliate thereof transferred Receivables;

                 (f) to issue, sell, authorize and deliver one or more series and classes of bonds, notes or other evidences of indebtedness secured or collateralized by one or more pools of Receivables or by certificates of any class issued by one or more Trusts or by certificates of any class issued by a trust established by Ford Credit or Ford Credit Auto Receivables Corporation or any Affil-iate thereof (collectively, the "Notes"), provided that the Partnership shall have no liability under any Notes except to the extent of the one or more pools of Receivables or the certificates securing or collateralizing such Notes;

                 (g) to hold and enjoy all of the rights and privileges of any certificates issued by the Trusts to the Partnership under the related Transfer and Servicing Agreements and to hold and enjoy all of the rights and privileges of any class of any series of Notes, including any class of Notes or certificates which may be subordinate to any other class of Notes or certificates, respectively;

                 (h) to perform its obligations under the Transfer and Servicing Agreements and any indenture or other agreement (each, an "Indenture") pursuant to which any Notes are issued; and

                 (i) to engage in any activity and to exercise any powers permitted to limited partnerships under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

                                  ARTICLE III

                 REPRESENTATIONS, WARRANTIES, AND COVENANTS OF
                              THE GENERAL PARTNER

                 SECTION 3.1. Representations, Warranties and Covenants of the General Partner. The General Partner represents, warrants and covenants, and each Substitute General Partner shall represent, warrant and covenant, to the Limited Partners that:

                          (a)  it is a corporation organized and existing under
the laws of the state of its organization with corporate power and authority to act as a General Partner of the Partnership;

                          (b)  it is duly qualified to do business as a foreign
corporation in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications;

                          (c)  this Agreement has been duly authorized and
executed by it and, subject to delivery to it of counterparts of this Agreement duly executed by the other Partner, this Agreement will constitute the valid and binding obligation of the General Partner enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

                          (d)  the consummation of the transactions
contemplated by this Agreement and the fulfillment of the terms of this Agreement do not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time or both) a default under, its certificate of incorporation or by-laws, or any indenture, agreement or other instrument to which it is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument, or violate any law or, to the best of its knowledge, any order, rule or regulation applicable to it of any court or of any feder-al or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it or any of its properties;

                          (e)  it shall at all times maintain a net worth,
exclusive of its interest in the Partnership, at least equal to 10% (or such lesser percentage as permitted by the Code or Treasury Regulations) of (i) the aggregate amount of Receivables subject to a Transfer and Servicing Agreement and (ii) the aggregate remaining principal balance of certificates issued by Trusts established by Ford Credit or Ford Credit Auto Receivables Corporation or any Affiliate thereof which secure or collateralize Notes, less the amount of outstanding Notes held by investors not affiliated with the Partnership or Ford;

                          (f)  its certificate of incorporation shall contain
provisions substantially to the effect that:

                                  (i)  its purpose is limited to (A) issuing,
         selling, authorizing and delivering Notes, (B) acting as a general partner of one or more limited partnerships formed for the purpose of issuing, selling, authorizing and delivering Notes and (C) performing activities related or incidental to the foregoing;

                                  (ii)  its ability to incur indebtedness is
         limited to indebtedness incurred in connection with Notes and indebtedness incurred in connection with the acquisition of Receivables or certificates issued by Trusts established by Ford Credit or Ford Credit Auto Receivables Corporation or any Affiliate thereof; and

                                  (iii)  the unanimous consent of its directors
         is required for it to (A) file, or consent to the filing of, a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or cause a limited partnership of which it is the general partner to do so; (B) dissolve, liquidate, consolidate, merge, or sell all or substantially all of its assets; (C) engage in any other business activity; and (D) amend its certificate or articles of incorporation or vote to amend the limited part-
           nership agreement of a limited partnership of which it is the general partner; and

                          (g)  it shall at all times during the existence of a
Rating Event have at least two directors who are Independent Directors.

                                   ARTICLE IV

                    RIGHTS AND DUTIES OF THE GENERAL PARTNER

                 SECTION 4.1. Management. (a) The management of the Partnership and its business and affairs shall be vested exclusively in the General Partner, which shall use all reasonable efforts to carry out the purposes of the Partnership and shall devote such time thereto as the General Partner in its sole judgment shall deem reasonably necessary, proper, convenient or advisable for the proper performance of its duties under this Agreement. The General Partner may exercise on behalf of the Partnership all of the powers set forth in Section 2.3. In furtherance, and not in limitation, of such powers, the General Partner is hereby vested with the following powers:

                                  (i)  to open, maintain and close bank and
         other accounts, including the power to draw checks or other orders for the payment of moneys;

                                  (ii)  to bring and defend actions and
         proceedings at law or in equity or before any governmental, administrative or other regulatory agency, body or commission;

                                  (iii)  to enter into, perform and carry out
         contracts and agreements of every kind necessary or incidental to the accomplishment of the Partnership's objectives and purposes, and to take or omit to take such other action in connection with the business of the Partnership as may be necessary or desirable to further the objectives and purposes of the Partnership;

                                  (iv)  to purchase, cancel or otherwise retire
         or dispose of or arrange for such purchase, cancellation, retirement, or disposition of a Partnership Interest, or any part thereof, of any Partner pursuant to the provisions of this Agreement; and

                                  (v)  to employ such Persons (including
         accountants, attorneys and appraisers) or appoint an advisory board or otherwise retain outside consultants as the General Partner deems advisable for the conduct of the business of the Partnership, on such terms and for such compensation as the General Partner may determine.

                 SECTION 4.2.  Exculpation and Indemnification.

                          (a)  Neither the General Partner nor any director,
officer, partner, agent or legal representative of the General Partner or the Partnership, nor any of their Affiliates or the respective directors, officers, partners, stockholders, agents or legal representatives of any of their Affiliates (collectively, the "Indemnified Parties") shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Partner (or its Affiliates) for any losses, claims, damages, liabilities or expenses, including, without limitation, judgments, interest on such judgments, fines, charges, costs, amounts paid in settlement, expenses and attorneys' fees incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or any appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission, whether pending or merely threatened, whether or not any Indemnified Party is or may be a party thereto, including interest on any of the foregoing (collectively, "Damages"), arising out of, or in connection with, the management or conduct of the business and affairs of the Partnership, except for any such Damages to the extent that they are found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Parties or willful violations of the express provisions hereof by the Indemnified Parties. The Indemnified Parties may consult with counsel and accountants with respect to the affairs of the Partnership and shall be fully protected and justified, to the extent allowed by law, in acting, or failing to act, if such action or failure to act is in accordance with the advice or opinion of such counsel or accountants.

                          (b)  The Partnership will, to the extent permitted by
law, indemnify and hold harmless any and all of the Indemnified Parties for any and all Damages arising out of or in connection with the management or conduct of the business and affairs of the Partnership or their activities with respect thereto, except to the extent that any such Damages are found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the person seeking indemnification (or willful violation of the express provisions hereof). No Indemnified Party may satisfy any right of indemnity or reimbursement granted in this Section 4.3(b) or to which it may otherwise be entitled except out of the assets of the Partnership, and no Partner shall be personally liable with respect to any such claim for indemnity or reimbursement.

                 SECTION 4.3. Fees and Expenses. Unless otherwise provided by one or more of the Basic Documents, the Partnership shall bear the following fees and expenses:

                          (a)  all Organizational Expenses;

                          (b)  all costs incurred in the management of the
Partnership;

                          (c)  all costs and expenses incurred in the
acquisition, holding or disposition of Partnership property;

                          (d)  the fees of any public accounting firm that are
incurred in connection with the annual audit of the Partnership's books and the preparation of the Tax Returns; and

                          (e)  all expenses that are not normal operating
expenses, including legal fees and expenses incurred in prosecuting or defending administrative or legal proceedings brought by or against the Partnership or the General Partner or their Affiliates relating to the Partnership, including all costs and expenses arising out of or resulting from the Partnership's indemnification of Indemnified Parties pursuant to Section 4.2.

                 SECTION 4.4. Resignation of the General Partner. The General Partner may not resign except (i) upon the occurrence of its bankruptcy or insolvency (as defined in Section 11.1), at which time it shall be deemed to have resigned immediately, or (ii) in the event it is legally prohibited from acting in the capacity of general partner of the Partnership. Upon the occurrence of an event described in Section ll.l(c), the business of the Partnership shall be continued if a successor General

Partner is appointed or elected in the manner provided in Section 11.2.

                 SECTION 4.5. Transfer of a General Partnership Interest. The General Partner shall not transfer, sell, convey, assign, pledge, mortgage, encumber, hypothecate or otherwise dispose of all or any part of its Partnership Interest unless (i) Limited Partners holding 100% of the Partnership Interests held by the Limited Partners Consent thereto and (ii) the Rating Agency Condition has been satisfied in connection therewith. Upon satisfaction of the foregoing conditions, a transferee of all of the Partnership Interest of the General Partner shall be treated as a Substitute General Partner.

                 SECTION 4.6. No Partition or Sale. No Partner shall have the right to require a partition of any property of the Partnership or to compel any sale or appraisal of its assets.

                 SECTION 4.7. Execution of Contracts. Any contract or instrument executed on behalf of the Partnership must be executed by a representative of the General Partner.

                 SECTION 4.8. No Other Obligations. No Partner shall have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of the remaining Partners or the Partnership, or to bind the remaining Partners or the Partnership in any respect unless the obligations or responsibilities have been expressly authorized by the remaining Partners or have been incurred by the General Partner acting within the scope of its authority under, and in accordance with, this Agreement.

                 SECTION 4.9. No Priority. Except as otherwise provided in this Agreement, the General Partner shall not have priority over any other Partner, as to the return of the amount of its Capital Contribution, the allocations of the income, gains, deductions, credits or losses of the Partnership, or Partnership distributions.

                                   ARTICLE V

                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

                 SECTION 5.1. No Participation in Management. No Limited Partner shall take part in the control of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. No Limited Partner shall have the right to be consulted with respect to the affairs of the Partnership or to vote on matters other than the matters on which the Limited Partners may vote as set forth in Section 5.5.

                 SECTION 5.2. Other Activities. The parties hereto agree that any Limited Partner and its respective officers, directors, employees, agents and Affiliates may engage in or possess interests in business ventures of every kind and description, independently or with others, and may serve as officers, directors, advisers or agents of any companies or other entities. Each Limited Partner and the General Partner authorizes, consents to and approves of such present and future activities by such persons, whether or not any such activities may conflict with any interest of the Partnership, the Limited Partners or the General Partner.

                 SECTION 5.3. Limitation of Liability. Except as otherwise provided by law, the liability of each Limited Partner shall be limited to the amount of its Capital Contribution. No Limited Partner shall have any personal liability whatsoever, whether to the Partnership, to any of the Partners, or to the creditors of the Partnership, for the debts of the Partnership or any of its Damages as a result of the exercise by such Limited Partner of the powers permitted under this Agreement. Notwithstanding the foregoing, a Limited Partner will, pursuant to the Act, be liable for three years after the date of the distribution for the amount of the distribution if such Limited Partner knew at the time of the distribution that, after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to Partners on account of their Partnership Interests and liabilities for which the recourse of creditors is limited to specific property of the Partnership, exceed the fair value of the assets of the Partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Partnership only to the extent that the fair value of that property exceeds that liability.

                 SECTION 5.4. No Right to Property; No Priority. In connection with any distribution, whether upon the winding up of the Partnership or otherwise, and whether or not it shall constitute a return of capital, no Limited Partner shall have the right to demand or receive property other than cash, although the General Partner may, in its sole discretion and in accordance with the provisions of Article VII and Article XI hereof, distribute property other than cash. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner, as to the return of the amount of its Capital Contribution, the allocations of the income, gains, deductions, credits or losses of the Partnership, or Partnership distributions.

                 SECTION 5.5. Voting Rights of Limited Partners. The Limited Partners shall be entitled to cast one vote for each full $1.00 of such Partner's Partnership Interest at the time of any Consent. Limited Partners shall be entitled to Consent only with respect to the following Partnership matters:

                          (a)  upon the happening of an event set forth in
Section ll.l(c), the election of a Substitute General Partner, which shall require the Consent of 100% of the Limited Partners;

                          (b)  any removal with or without cause of a General
Partner or any Substitute General Partner, which shall require the Consent of a Requisite Portion of the Limited Partners and satisfaction of the Rating Agency Condition in connection therewith; provided, however, for purposes of this Agreement, the General Partner may not be removed except (i) for any gross negligence or willful misconduct of the General Partner in the performance of its duties as the General Partner which is not cured within 30 days after notice thereof from a Requisite Portion of the Limited Partners, or (ii) in the event the General Partner is legally prohibited from acting in the capacity of general partner of the Partnership;

                          (c)  subject to Section 13.1, any amendment to this
Agreement, which shall require the Consent of a Requisite Portion of the Limited Partners, together with the Consent of the General Partner;

                          (d)  the voluntary dissolution and termination of the
Partnership, which shall require the Consent of 100% of the Partnership Interests of the Limited Partners, together with the Consent of the General Partner;

                          (e)  the transfer of a Partnership Interest by any
Limited Partner shall require the Consent of a Requisite Portion of the nontransferring Limited Partners in accordance with Section 10.1(a); and

                          (f)  the transfer by the General Partner of its
Partnership Interest shall require the Consent of all Limited Partners in accordance with Section 4.5.

                                   ARTICLE VI

                             CAPITAL CONTRIBUTIONS

                 SECTION 6.1. Limited Partner Contribution and Partnership Interest. Ford Credit, as the initial Limited Partner, shall make a Capital Contribution to the Partnership on the date hereof in the amount of $98 and shall have a Partnership Interest of 98%.

                 SECTION 6.2. General Partner Contributions and Partnership Interest. Ford Credit Auto Receivables Two, Inc., as the initial General Partner, shall make a Capital Contribution to the Partnership on the date hereof in the amount of $2 and shall have a Partnership Interest of 2%. Thereafter, the General Partner shall make additional Capital Contributions to the extent necessary to maintain its Capital Account at all times at least equal to 2% of the aggregate amount in the Capital Accounts of all the Partners. The General Partner's Capital Contributions shall be made in the form of cash payments.

                 SECTION 6.3. Restoration of Negative Capital Account. At no time during the term of the Partnership or upon the dissolution and liquidation of the Partnership shall a Limited Partner with a negative balance in his Capital Account have any obligation to the Partnership or to any other Partner to restore such negative balance, except as may be required by law or in respect of any negative balance resulting from withdrawal of capital or a distribution in contravention of this Agreement or of law.

                 SECTION 6.4. Additional Capital Contributions and New Limited Partners. The General Partner may, with the Consent of a Requisite Portion of the Limited Partners, (i) accept capital contributions from existing Partners or (ii) upon satisfaction of the Rating Agency Condition with respect thereto, admit new Limited Partners to the Partnership.

                                  ARTICLE VII

                       CAPITAL ACCOUNTS, TAX ALLOCATIONS
                               AND DISTRIBUTIONS

                 SECTION 7.1.  Capital Accounts.

                          (a)  Establishment and Maintenance of Capital
Accounts. The Partnership shall establish and maintain a separate account (the "Capital Account") for each Partner. The initial balance of the Capital Account for each Partner shall be such Partner's initial Capital Contribution to the Partnership. The Capital Account of each Partner shall also be increased by (i) the dollar amount of any additional cash contributions made by such Partner, (ii) the fair market value of any property (other than cash) contributed to the Partnership by such Partner (net of any liabilities to which the property is subject), and (iii) allocations to such Partner of income and gain (including income exempt from tax). The Capital Account of each Partner shall be decreased by (i) the dollar amount of any cash distributions made to such Partner, (ii) the fair market value of any property (other than cash) distributed to such Partner (net of any liabilities to which the property is subject), (iii) allocations to such Partner of loss or deductions (or items thereof), and (iv) any allocations of expenditures of the Partnership described in Section 705(a)(2)(B) of the Code. A Partner who has more than one interest in the Partnership shall have a single Capital Account that reflects all such interests, regardless of the class of interests owned by such Partner.

                          (b)  Compliance with Regulations.  Notwithstanding
any other provision of this Agreement to the contrary, the foregoing provisions of Section 7.1 regarding the maintenance of Capital Accounts shall be construed so as to comply with the provisions of the Treasury Regulations promulgated pursuant to Section 704 of the Code. The General Partner is hereby authorized to modify these provisions to the minimum extent necessary to comply with such regulations.

                 SECTION 7.2.  Allocations.

                          (a)  Allocations.  Except as otherwise provided, or
as otherwise required by the Code, all items of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners pro rata in accordance with their respective Partnership Interests.

                          (b)  Allocations Upon Liquidation.  In the year of
the dissolution or liquidation of the Partnership all items of income, gain, loss, deduction and credit of the Partnership shall be allocated in the following order and manner:

                                  (i)  to eliminate any deficit Capital Account
Balances,

                                  (ii)  to each Partner until its Capital
Account equals its initial Capital Account, and

                                  (iii)  thereafter, to each Partner pro rata
in accordance with its Partnership Interest.

                          (c)  Allocation Restriction.  Notwithstanding any
provision hereof to the contrary, no allocation of deduction or loss shall be made to any Partner to the extent that such allocation would create or increase a deficit with respect to such Partner's Capital Account if any other Partner has a positive balance in its Capital Account. In such event, any such deduction or loss shall be allocated to eliminate the positive balances contained in the Partners' Capital Accounts in the ratio of such positive balances. Notwithstanding Section 7.2(a), in the event that no Partner has a positive balance in its Capital Account, additional deductions or losses shall be allocated to those Partners that hold debt of the Partnership in the ratio, and to the extent, of such holdings. To the extent deductions or losses are allocated to any Partners under this Section 7.2(c), income or gain shall first be allocated to such Partners in the same ratios as, and to the extent of, such deductions or losses.

                          (d)  Minimum Gain.  Notwithstanding the provisions of
Sections 7.2(a) and 7.2(c), if the allocation of deduction or loss as provided therein would cause the deficit balance of a Partner's Capital Account to exceed such Partner's share of the Minimum Gain (as defined below), there shall be allocated to such Partner only that amount of deduction or loss as will not
(i)
cause such balance to exceed that Partner's share of the Minimum Gain and (ii) will comply with Treasury Regulation Section 1.704-2. For purposes of this Agreement, the term "Minimum Gain" shall mean the partnership minimum gain as defined in Treasury Regulation Section 1.7042(b)(2).

                          (e)  Notwithstanding any other provision of this
Article VII, if there is a net decrease in Minimum Gain as defined in Treasury Regulation Section 1.704-2(b)(2) during any taxable year, each Partner shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent taxable years) equal to its share of such net decrease, except to the extent such allocation would not be required by Treasury Regulation Section 1.704-2(f). The amounts referred to in this Section 7.2(e) and the items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2. This Section 7.2(e) is intended to comply with the minimum gain chargeback requirement for partnership minimum gain in such section of the Regulations and shall be interpreted consistently therewith. Nonrecourse deductions for any taxable year shall be specially allocated to the Partners in proportion to their Partnership Interests.

                 SECTION 7.3.  Other Allocation Provisions.

                          (a)  If any Partner unexpectedly receives an
adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6), a pro rata portion of each item of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate any deficit in its Capital Account created by such adjustment, allocation or distribution as quickly as possible. This Section 7.3(a) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3).

                          (b)  Notwithstanding anything to the contrary that
may be expressed or implied in this Agreement, but subject to Sections 7.2(c) and (d), the interest of the General Partner in each item of Partnership income, gain, loss, deduction or credit shall be equal to at least 2% of each of those items at all times during the existence of the Partnership.

                          (c)  All Partner nonrecourse deductions shall be
allocated in accordance with Treasury Regulation Section 1.704-2.

                          (d)  The General Partner is authorized to make any
adjustments in the allocation of the income, gain, loss, deduction or credit of the Partnerships to the minimum extent necessary to comply with Section 704 of the Code, including any adjustments to any item thereof required as a result of
(i) any amendments to Section 704 of the Code, (ii) the adjustment of any item thereof by the Service or (iii) the admission of a new Partner, an additional Capital Contribution, the redemption of a Partnership Interest, or the distribution of property (other than cash) to a Partner.

                          (e)  To determine possible varying interests of
Partners during a taxable year, the Partnership shall use a method acceptable to the Service, and all income, gain or loss (including each item of income or expense) shall be allocated as realized or accrued by the Partnership during such period.

                          (f)  To the extent income or gain is allocated to any
Partner who previously has been allocated losses or deductions, the income or gain shall first be allocated, if feasible, in the order and manner as losses or deductions with the same character were allocated. To the extent that losses or deductions are allocated to any Partner who previously has been allocated income or gain, losses or deductions shall be first allocated, if feasible, in the order and manner as income or gain with the same character was allocated.

                          (g)  The General Partner may, and, at the request of
the Requisite Portion of the Limited Partners shall, cause the Partnership to make an election under Section 754 of the Code to adjust the basis of the assets of the Partnership.

                 SECTION 7.4. Tax Allocation. For income tax purposes each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in accordance with their respective shares of income and loss, as determined by taking into account all allocations under this Article VII, subject to the rules of Section 704(c)(1)(A) of the Code and the regulations promulgated thereunder.

                 SECTION 7.5. Allocations of Excess Nonrecourse Liabilities. Nonrecourse liabilities of the Partnership which constitute excess nonrecourse liabilities shall be allocated among the Partners in proportion to their Partnership interests.

                 SECTION 7.6. Return of Capital. No Limited Partner shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Partner. No Partner shall be entitled to withdraw any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Partnership, except as expressly provided herein or as required under the Act as then in effect. Except as otherwise provided in this Agreement, no Partner shall be entitled to the return of any part of its Capital Contribution until all liabilities of the Partnership have been paid or there remains property of the Partnership sufficient to pay such liabilities.

                 SECTION 7.7.  Distributions.

                          (a)  Distributions in General.  The General Partner
shall review the Partnership's books periodically to determine whether distributions are appropriate. Subject to the terms of the Basic Documents, the General Partner may create reasonable cash reserves considered appropriate in its good faith judgment to provide for payment of, and to pay, taxes and other costs, expenses and liabilities, contingent or otherwise, of the Partnership, payment of which is not then due. Subject to this Section 7.7 and the terms of the Basic Documents, the General Partner may make distributions to Partners. Any distributions to Partners may be made from Partnership revenues, Capital Contributions, Partnership property or Partnership borrowings. Subject to this Section 7.7, all distributions shall be made concurrently to all Partners on the date set for purposes of such distribution. The General Partner shall determine the date of each such distribution and the date for ascertaining all Partners' Partnership interests for each such distribution.

                          (b)  Priority of Distributions.  Any distribution of
Partnership cash or property, other than distributions in final liquidation of the Partnership, shall be made among the Partners pro rata in accordance with their respective Partnership Interests.

                 SECTION 7.8. Distributions upon Dissolution and Termination. Upon dissolution and termination of the Partnership, the final distribution of the Partnership's assets shall be made pursuant to the provisions of Section 11.5(b).

                 SECTION 7.9. Liability to Extent of Distributions and Capital Contributions. In addition to the limitations on liability with respect to Limited Partners set forth in Section 5.3 and as to the General Partner set forth in Section 11.6, no Partner will be liable for the return of such Partner's Capital Contribution or for any other distribution made to such Partner except as otherwise provided by law.

                                  ARTICLE VIII

                     BANKING, ACCOUNTING, BOOKS AND RECORDS

                 SECTION 8.1. Banking. Except as otherwise required by the Basic Documents, all funds of the Partnership shall be deposited in such bank accounts as shall be established by the General Partner. Such accounts shall be maintained separate from those of the General Partner or of any other Person. Withdrawals from and checks drawn on any such account shall be made upon such signature or signatures of a representative of the General Partner.

                 SECTION 8.2. Maintenance of Accounts. The General Partner shall keep or cause to be kept at the address of the General Partner (or at such other place as the General Partner shall advise the other Partners in writing) full and accurate accounts of the transactions of the Partnership in proper books of account. Such books and records shall be maintained separate from those of the General Partner or of any other Person and shall be available, upon three (3) business days' notice to the General Partner, for inspection and copying at reasonable times during business hours by the Partners or their duly authorized agents or representatives.

                 SECTION 8.3. Partnership Tax Returns. The General Partner shall cause the Partnership initially to elect the Partnership's Fiscal Year as its taxable year and shall cause to be prepared and timely filed all tax returns (the "Tax Returns") required to be filed for the Partnership in the jurisdictions in which the Partnership conducts business or derives income for all applicable taxable years. The General Partner may, in its sole discretion, make, or refrain from making, any income or other tax elections for the Partnership which it deems necessary or advisable.

                 SECTION 8.4. Designation of Tax Matters Partner. The General Partner is hereby designated as the "Tax Matters Partner" under Section 6231(a)(7) of the Code to manage administrative tax proceedings conducted at the Partnership level by the Service with respect to Partnership matters. The General Partner is specifically directed and authorized to take whatever steps the General Partner, in its sole discretion, deems necessary or desirable to perfect such designation, including, without limitation, filing any forms or documents with the Service and taking such other action as may from time to time be required under Treasury Regulations. The Tax Matters Partner shall provide notice of any Partnership tax proceeding to the other Partners (and former Partners affected thereby, if any). Further, the cost of any adjustment of any Partnership item to any Partner and the cost of any resulting audit or adjustment of a Partner's tax return, including any interest and penalties, will be borne solely by such Partner.

                 SECTION 8.5. Accrual Basis and Generally Accepted Accounting Principles. Unless otherwise provided in this Agreement, the General Partner is required to keep the books and records of the Partnership on the accrual basis of accounting and all determinations will be made in accordance with generally accepted accounting principles in effect in the United States on the date on which such determination is being made or such term is being applied. The determination of the treatment of any item or allocation for Federal, state or local tax purposes will be binding upon all Partners, so long as that determination is not inconsistent with any term of this Agreement.

                                   ARTICLE IX

                              REPORTS TO PARTNERS

                 SECTION 9.1. Independent Auditors. The books of account and records of the Partnership shall be audited as of the end of each Fiscal Year by a public accounting firm of national standing in the United States selected by the General Partner.

                 SECTION 9.2. Reports to Current Partners. Within ninety (90) days after the end of each Fiscal Year and within forty-five (45) days after the end of each of the first three quarters thereof, the General Partner shall prepare and mail to each Partner a financial report setting forth as of the end of such Fiscal Year or quarter:

                                  (i)  the assets and liabilities of the
         Partnership;

                                  (ii)  the net income or loss of the
         Partnership for such Fiscal Year or quarter; and

                                  (iii)  such Partner's closing Capital Account
         in the Partnership as of the end of such Fiscal Year or quarter and the manner of the calculation thereof.

                 SECTION 9.3. Reports to Current and Former Partners. Within ninety (90) days after the end of each Fiscal Year, the General Partner shall cause to be prepared and mailed by the Partnership's independent certified public accountants (i) to each Partner and (ii) to each former Partner (or its legal representatives), to the extent requested, a financial report setting forth in sufficient detail such transactions effected by the Partnership during such Fiscal Year as shall enable such Partner or former Partner (or its legal representatives) to prepare their respective income tax returns in accordance with the laws, rules and regulations then prevailing.

                                   ARTICLE X

                   TRANSFER OF LIMITED PARTNERSHIP INTERESTS;
                         WITHDRAWAL OF LIMITED PARTNERS

                 SECTION 10.1.  Admission and Substitution of Limited Partners.

                          (a)  No Limited Partner shall, without (i) the
Consent of the General Partner, (ii) the Consent of a Requisite Portion of the Limited Partners (excluding the transferring Limited Partner and any Limited Partners that are Affiliates of the Limited Partner proposing to make such transfer) and (iii) satisfaction of the Rating Agency Condition in connection therewith, sell, transfer, assign, convey, pledge, mortgage, encumber, hypothecate or otherwise dispose of all or any part of its Partnership Interest. Such Consents may be granted or withheld in the sole and absolute discretion of each of the Partners. No such transaction shall be permitted if, after giving effect to such transaction, the Partnership would be deemed to be terminated under Section 708 of the Code. Any such transaction in violation of this Article X shall be null and void as against the Partnership, except as otherwise provided by law.

                          (b)  Any purported transfer, assignment, conveyance,
sale or other disposition by a Limited Partner pursuant to the terms of this
Article X shall, in addition to meeting the requirements of 10.1(a) above, satisfy the following conditions:

                                  (i)  the transferor or transferee shall
         undertake to pay all expenses incurred by the Partnership or the General Partner on behalf of the Partnership in connection therewith;

                                  (ii)  the Partnership shall receive from the
         Person to whom such transfer, assignment, conveyance, sale or other disposition is made (and in the case of clause (B) from such Limited Partner to the extent specified by the General Partner) (A) such documents, instruments and certificates as may be reasonably requested by the General Partner, pursuant to which such transferee shall become bound by this Agreement and (B) such other documents, opinions, instruments and certificates as the Gener-al Partner shall reasonably request, including an opinion of counsel to the effect that such action will not cause the Partnership to be classified as a publicly traded partnership within the meaning of
         Section 7704 of the Code;

                                  (iii)  such transferring Limited Partner
         shall, prior to making any such transfer, assignment, conveyance, sale or other disposition, deliver to the Partnership the opinion of counsel described in Section 10.1(c);

                                  (iv)  if the General Partner, in its sole
         discretion, so requires, any Limited Partner wishing to make a transfer or assignment under this Article X shall guarantee the performance of its transferee or assignee as to all obligations applicable to a Limited Partner under this Agreement, and in connection therewith, shall execute and deliver such documents, instruments and certificates and opinions of counsel as the General Partner shall reasonably request; and

                                  (v)  the General Partner shall be given at
         least five (5) business days' prior written notice of such desired transfer, assignment, conveyance, sale or other disposition.

                          (c)  The opinion of counsel referred to in Section
10.1(b) hereof shall be in form and substance reasonably satis- factory to the General Partner, shall be from counsel reasonably satisfactory to the General Partner and shall be substantially to the effect that the proposed transfer, assignment, conveyance, sale or other disposition contemplated by the opinion:

                                  (i)  will not violate any provisions of the
         Securities Act, or the securities laws of any state or other jurisdiction;

                                  (ii)  will not require that either of the
         General Partner or the Partnership register as an Investment Company;
         and

                                  (iii)  will not violate the laws of any state
         or the rules and regulations of any governmental authority applicable to such transfers.

                          (d)  Any transferee of a Partnership Interest
pursuant to the terms of this Article X shall be admitted to the Partnership as a Substitute Limited Partner as of the day following the satisfaction of the foregoing conditions. In such event, all references herein that shall be applicable to the transferor shall be deemed to apply to such Substitute Limited Partner and such Substitute Limited Partner shall succeed to a portion (which shall equal the percentage Partnership Interest transferred to such Substitute Limited Partner) of all of the Capital Accounts, rights and obligations of such transferor. Such portion of the transferor's Capital Accounts, rights and obligations shall thereafter become and be deemed to be those of the transferee (in addition to such amounts of the foregoing as such transferee may already have in the event the transferee was already a Partner).

                 SECTION 10.2. Withdrawal of Limited Partners. Without the Consent of the General Partner and satisfaction of the Rating Agency Condition in connection therewith, no Limited Partner shall have a right to (i) withdraw from the Partnership, (ii) require the Partnership to redeem all or any part of its Partnership Interest or (iii) reduce its Capital Contribution to the Partnership.

                                   ARTICLE XI

                   DISSOLUTION AND TERMINATION OF PARTNERSHIP

                 SECTION 11.1. Dissolution Events. The Partnership shall be dissolved, the Liquidation Period shall commence and, except as provided in
Section 11.2, the Partnership business shall be wound up upon the earliest to occur of:

                          (a)  the date determined by the General Partner with
the Consent of the Limited Partners holding a majority of the Partnership Interests held by Limited Partners;

                          (b)  the bankruptcy of the Partnership;

                          (c)  the bankruptcy, insolvency, resignation,
removal, withdrawal or dissolution of the General Partner or Substitute General Partner; or

                          (d)  any event causing the Partnership to be required
to register as an Investment Company under the Investment Company Act if such requirement has not been eliminated within 60 days;

provided, however, that the Partnership shall not be dissolved pursuant to paragraph (a) above at any time while there are Notes outstanding (other than Notes owned by the Partnership).

                 For purposes of this Agreement, the bankruptcy or insolvency of a Person shall be deemed to occur when (i) such Person files a petition in bankruptcy; (ii) such Person voluntarily takes advantage of any bankruptcy or insolvency law; (iii) such Person is adjudicated a bankrupt; or (iv) a petition or answer is filed proposing the adjudication of such Person as a bankrupt and such Person either consents to the filing thereof or such petition or answer is not discharged or denied prior to the expiration of sixty (60) days from the date of such filing.

                 SECTION 11.2. Continuation of the Partnership. Notwithstanding Section 11.1, the business of the Partnership shall be continued after the occurrence of any event set forth in Section ll.l(c) if (i) within ninety (90) days after such event, holders of 100% of the Part-nership Interests of the Limited Partners (excluding a departing general partner treated as a Limited Partner under Section 11.3) give their Consent to continue the business of the Partnership and elect one or more Substitute General Partners and (ii) the Rating Agency Condition shall have been satisfied in connection therewith. Upon satisfaction of the foregoing conditions, such Substitute General Partner(s) shall succeed to all of the powers, privileges and obligations of the original General Partner.

                 SECTION 11.3. Status of Departing General Partner. In the event of bankruptcy, insolvency, withdrawal, resignation or dissolution of the sole remaining General Partner and the continuation of the business of the Partnership pursuant to Section 11.2 hereof, the status of the interest in the Partnership of the departing General Partner shall be changed to that of a Limited Partner.

                 SECTION 11.4.  Death, Insanity, etc., of Limited Partners.
The death, insanity, insolvency, incompetency, bankruptcy or dissolution of any Limited Partner shall not dissolve the Partnership.

                 SECTION 11.5.  Distribution upon Dissolution.

                          (a)  Upon a dissolution requiring the winding up of
the business of the Partnership, all or part of the remaining assets, as determined by the General Partner or, in the event of a dissolution arising under Section ll.l(c), such other Person as may be elected with the Consent of a majority of the Partnership Interests of the Limited Partners to wind up the business of the Partnership (the General Partner or such other Person elected, as the case may be, being referred to as the "Liquidator"), shall be sold and the proceeds thereof applied in accordance with Section 11.5(b).

                          (b)  Upon dissolution and termination of the
Partnership, its remaining assets shall be applied in the following order of priority:

                                  (i)  to the payment of the debts and
       liabilities of the Partnership and the expenses of liquidation;

                                  (ii)  to the establishment of any reserves
         that the Liquidator shall deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Partnership or of the Liquidator arising out of or in connection with the Partnership or its liquidation. Such reserves shall be deposited by the Liquidator with an escrow agent, to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and, at the expiration of such period as the Liquidator shall deem advisable, to distribute the balance thereafter remaining in the manner provided in the following subdivisions hereof;

                                  (iii)  to the repayment of the balance
         remaining due on any loans or advances by the Partners to the Partnership, together with the interest accrued thereon, if any, but if the amount available for such repayment shall be insufficient, then pro rata to all of such Partners in proportion to the unpaid amount of their respective loans or advances; and

                                  (iv)  to the Partners, in accordance with
         their respective positive Capital Account balances after all appropriate adjustments and allocations under Article VII.

                          (c)  Within six (6) months after the dissolution and
termination of the Partnership, the Liquidator shall arrange for the preparation of a report from the Partnership with respect to final payments on liquidation and shall furnish to each Partner a copy of such report upon its completion.

                 SECTION 11.6. No Recourse Against the Partners. A Partner shall look solely to the assets of the Partnership for the return of its investment, and if the Partnership assets remaining after the payment or discharge of debts and liabilities of the Partnership are insufficient to return such investment, it shall have no recourse against any other Partner.

                 SECTION 11.7. General Partner's Discretion. The winding up of the Partnership's affairs and the liquidation and distribution of its assets shall be conducted exclusively by the General Partner (or another

Liquidator, if one is appointed), which is authorized to do any and all acts authorized by law for these purposes. Distributions in accordance with the provisions of this Article XI upon dissolution and termination of the Partnership will constitute (i) satisfaction to the Partners of their Capital Accounts; (ii) a final distribution to the Partners of all their interests in the Partnership assets; and (iii) a final termination and settlement of any and all of the Partners' other interests in the Partnership.

                 SECTION 11.8. Termination. Thirty (30) days after completion of the foregoing distribution plan, the Partnership shall cease to be such and the General Partner, its successors or other representatives shall execute, acknowledge and cause to be filed a certificate of cancellation of the Partnership pursuant to the power of attorney contained in Article XII hereof.

                                  ARTICLE XII

                               POWER OF ATTORNEY

                 SECTION 12.1.  Grant of Power of Attorney.

                          (a)  Each Limited Partner hereby irrevocably makes,
constitutes and appoints the General Partner its true and lawful attorney, with full power of substitution, for it and in its name, place and stead for its use and benefit, to execute, acknowledge, swear to, and, to the extent necessary, to file and record:

                                  (i)  this Agreement and all amendments
         thereto;

                                  (ii)  any other instrument that may be
         required to be filed by the Partnership, or which the General Partner deems it advisable to file; and

                                  (iii)  any documents that may be required to
         effect the continuation of the Partnership, the admission or substitution of a Partner, or the dissolution and termination of the Partnership, provided such continuation, admission, substitution or dissolution and termination are in accordance with the terms of this Agreement.

                          (b)  The foregoing grant of authority:

                                  (i)  is a special Power of Attorney coupled
         with an interest, is irrevocable and shall survive the appointment of a Substitute General Partner and the death, disability, dissolution, termination or incapacity of the undersigned Partners;

                                  (ii)  may be exercised by the General Partner
         for each Partner by the signature of the General Partner or by listing all of the Partners executing any instrument with the single signature of the General Partner as attorney-in-fact for all of them; and

                                  (iii)  shall survive the assignment or other
         disposition by a Partner of the whole or a portion of its Partnership Interest.

                 This special Power of Attorney does not supersede any part of this Agreement nor is it to be used to deprive the undersigned Limited Partners of any rights hereunder. It is intended only to provide a simplified system for execution of documents. If required, the undersigned shall execute and deliver to the General Partner, within five (5) days after the receipt of a request therefor, such additional designations, powers of attorney or other instruments as the General Partner shall reasonably deem necessary for the purposes of this provi- sion.

                 SECTION 12.2. Powers of Attorney Irrevocable and Coupled With an Interest; Copies to be Retained. The powers of attorney granted in Section
12.1 shall be deemed irrevocable and to be coupled with an interest. A copy of each document executed by the General Partner pursuant to the powers of attorney granted in Section 12.1 hereof will be kept on file by the General Partner and, if requested by any Partner, a copy thereof will be transmitted to such Partner promptly after the date of such request.

                 SECTION 12.3. Survival of Power of Attorney. The powers of attorney granted in Section 12.1 shall survive the transfer or delivery of an assignment by any Partner of the whole or any part of its Partnership Interest. Such powers of attorney shall also survive the appointment of a successor General Partner and the death, disability, incapacity, dissolution or termination of a Partner and shall extend to such Partner's successors and assigns.

                 SECTION 12.4. Limitation on Power of Attorney. The powers of attorney granted under Section 12.1 cannot be utilized by the General Partner to increase or extend any financial obligation or liability of a Partner beyond the liability set forth herein without the written consent of such Partner.

                                  ARTICLE XIII

                                   AMENDMENTS

                 SECTION 13.1. Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written Consent of (i) the General Partner and (ii) those Limited Partners who hold at such time a majority of the Partnership Interests held by Limited Partners; provided, however, that without the Consent of any of the Limited Partners, the General Partner may enter into agreements with Persons who are transferees of Partnership Interests, pursuant to the terms of this Agreement, providing in substance that such Persons will be bound by this Agreement, and that such transferees will become Substitute Limited Partners in the Partnership; and provided further, that no amendment of this Agreement shall
(i) increase or extend any financial obligation or liability of a Limited Partner beyond that set forth herein or permitted hereby without such Limited Partner's Consent, (ii) materially and adversely affect the rights of a Limited Partner in a manner that discriminates against such Limited Partner vis-a-vis other Limited Partners without the Consent of such Limited Partner, (iii) amend this Section 13.1 without the Consent of each Limited Partner, or (iv) amend
Section 5.5 without the Consent of 100% of the Partnership Interests held by the Limited Partners. There shall be no amendment of Sections 2.3 and 11.1. Nothing in this Section 13.1, however, shall prevent the General Partner, in its sole discretion, from amending or supplementing this Agreement in order (i) to cure any ambiguity or (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein and to make any other amendment necessary to carry out the intent of the Partnership, provided that any such amendment or supplement is not materially adverse to the remaining Partners or to holders of Notes issued pursuant to the Basic Documents.

                                  ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

                 SECTION 14.1. Notices. Each notice relating to this Agreement shall be in writing and shall be delivered in person, by registered or certified mail. All notices to the Partnership or the General Partner shall be addressed to the General Partner at the following address:

                          The American Road
                          Dearborn, Michigan 48121
                          Attention:

All notices to the initial Limited Partner shall be addressed to such Limited Partner at the following address:

                          The American Road
                          Dearborn, Michigan 48121
                          Attention:

All notices to any other Limited Partner shall be addressed to such Limited Partner at the address as such Limited Partner may have designated by notice in writing to the General Partner. Any Limited Partner may designate a new address by notice to that effect given to the Partnership. The General Partner may designate a new address by notice to that effect given to each of the Partners. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when mailed by registered or certified mail, return receipt requested, to the proper address or delivered in person. All notices given by the General Partner shall specifically state: (i) the provision (or provisions) of this Agreement with respect to which such notice is given, and (ii) the relevant time period, if any, in which the Partner given such notice must respond.

                 SECTION 14.2. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original.

                 SECTION 14.3. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

                 SECTION 14.4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and any additional or Substitute Limited Partners or Substitute General Partners and to their respective heirs, executors, administrators, successors and permitted assigns.

                 SECTION 14.5. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

                 SECTION 14.6. Non-Waiver. No provision of this Agreement shall be deemed to have been waived except if the giving of such waiver is contained in a written notice given to the party claiming such waiver and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

                 SECTION 14.7. Applicable Law. This Agreement and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction.

                 SECTION 14.8. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof (without giving effect to the conflicts of laws principles thereof).

                 SECTION 14.9. Business Day. If any payment, determination or valuation date referred to herein is not a business day, such payment, determination or valuation shall be made on the next succeeding day that is a business day, and no interest shall accrue for the intervening period.

                 SECTION 14.10. Survivability. The representations, warranties and covenants shall survive the delivery of this Agreement.

                 IN WITNESS WHEREOF, the undersigned have duly executed this Agreement of Limited Partnership of Ford Credit Auto Receivables Two L.P., as of the day and year first above written.


                                  GENERAL PARTNER:

                                  FORD CREDIT AUTO RECEIVABLES
                                           TWO, INC.


                                  By: /s/ R.P. Conrad
                                      ------------------------------
                                      Name:  R.P. Conrad
                                      Title: Assistant Secretary


                                  LIMITED PARTNER:

                                  FORD MOTOR CREDIT COMPANY


                                  By: /s/ H.D. Smith
                                      -----------------------------
                                      Name:  H.D. Smith
                                      Title: Secretary